Exhibit 99.1

Entorian Technologies Reports Third Quarter 2008 Financial Results

Recently Announced New Chief Executive Officer

AUSTIN, Texas--(BUSINESS WIRE)--November 13, 2008--Entorian Technologies Inc. (NASDAQ:ENTN), a leading provider of vertical technologies and solutions to original equipment manufacturers (OEMs), announced financial results for the third quarter ended September 30, 2008.

Total revenue for the quarter was $18.5 million, which was in line with the company’s previously stated guidance. This compares to $8.9 million in the second quarter of 2008, and $10.9 million in the third quarter of 2007. Product revenue was $17.8 million, compared to $7.7 million in the previous quarter and $8.7 million in the third quarter of 2007. Product revenue included $7.4 million from the company’s memory business, and $10.4 million associated with its Augmentix subsidiary. License revenue was $713,000, compared to $1.2 million in the previous quarter and $2.2 million in the third quarter of 2007.

“Total revenue for the third quarter more than doubled compared to last quarter due to the expansion of our product offerings to now include rugged computing solutions as a result of the acquisition of Augmentix Corporation,” stated Stephan Godevais, who was recently appointed chief executive officer of Entorian Technologies. “These new products include server solutions sold directly to U.S. government agencies and rugged notebooks developed and distributed exclusively through a leading, U.S.-based PC OEM. We believe the acquisition of Augmentix will add significant long-term value to our business as it offers large-scale revenue opportunities. It provides immediate entry into high-growth, profitable markets, and expands our targeted customer base. Additionally, Augmentix’s engineering expertise in designing government and military-grade systems and intelligent servers complements Entorian’s core technical expertise in high-speed electrical signaling, thermal design and packaging.”

Mr. Godevais further commented, “In addition to focusing on maximizing the benefits from the acquisition, which we have made good progress in integrating to date, during the quarter we have also implemented some cost reduction initiatives on the memory portion of our business in order to optimize our cost structure with our revenue and the current economy. As part of these efforts, we have streamlined our staffing requirements in Irvine and Austin, and have relocated our Irvine manufacturing operation to our lower-cost facility in Reynosa, Mexico. In addition, we have started scaling our Reynosa facility to better align with our current volume.”

For the third quarter, the company recorded gross margin of negative 18 percent, compared to a negative gross margin of 3 percent in the previous quarter. The gross margin was negatively impacted by a charge of $3.9 million to impair assets associated with the acquisition of Southland Micro Systems in August of 2007. On a non-GAAP basis, gross margin was 9 percent in the third quarter, compared to 7 percent in the previous quarter.

In accordance with generally accepted accounting principles (GAAP), total operating expenses in the third quarter were $16.8 million, compared to $4.2 million in the previous quarter. Third quarter GAAP operating expenses included a charge of $9.3 million to impair assets associated with the acquisition of Southland. Including stock-based compensation expense of $0.4 million, SG&A represented approximately 28 percent of net revenue, compared to 31 percent in the previous quarter. R&D was approximately 11 percent of revenue, compared to 12 percent in the previous quarter.

On a non-GAAP basis, total operating expenses were $6.9 million, compared to $3.4 million in the previous quarter. Excluding stock-based compensation expense, SG&A was 26 percent of net revenue, and R&D was 11 percent of net revenue.

On a GAAP basis, the third quarter operating loss was $20.1 million, compared to a loss of $4.4 million in the previous quarter. On a non-GAAP basis, the third quarter operating loss was $5.2 million, compared to a loss of $2.8 million dollars in the previous quarter.

On a GAAP basis, the net loss for the third quarter was $19.6 million, or ($0.42) per diluted share, compared to a net loss in the previous quarter of $4.0 million, or ($0.09) per diluted share. This also compares to a net loss of $1.3 million, or ($0.03) per diluted share, in the same quarter one year ago.

Excluding non-cash charges for stock-based compensation, amortization and impairment of acquisition intangibles, the non-GAAP net loss was $4.6 million, or ($0.10) per diluted share, compared to the non-GAAP net loss of $2.4 million, or ($0.05) per diluted share, in the previous quarter. Non-GAAP net income in the third quarter of 2007 was $973,000, or $0.02 per diluted share. A reconciliation of GAAP results to non-GAAP results has been provided in the financial statement tables following the text of this press release.

Cash, cash equivalents and investments on September 30, 2008 were $23.1 million, compared to $52.2 million on June 30, 2008. During the third quarter of 2008, the company used approximately $23.5 million of cash to purchase Augmentix. Also during the third quarter, the company repurchased approximately 91,000 shares of its common stock under its repurchase program at a cost of approximately $71,000. As of September 30, the company had approximately $6.8 million remaining under its stock repurchase plan.

Ending inventory was $10.8 million, compared to $3.9 million in the previous quarter. Accounts receivable was $9.1 million, compared to $5.1 million in the previous quarter. Capital expenditures were $300,000 for the third quarter and depreciation expense was $900,000.

Business Outlook

“In the current economic environment, our top priority is to achieve profitability, and we are evaluating our businesses, not only for their growth potential, but most importantly for their long-term profitability prospects. We plan to make some critical decisions in the fourth quarter of 2008 to position the company for success in 2009,” concluded Mr. Godevais.

Entorian expects fourth quarter 2008 revenue to range between $14 million and $16 million. The company expects fourth quarter 2008 capital spending and depreciation expense to be approximately $300,000 and $900,000, respectively.

Cautionary Language

This press release contains forward-looking statements. These statements are generally accompanied by words such as “expect,” “believe,” and similar expressions. These statements include our fourth quarter 2008 revenue, capital spending and depreciation expense, as well as our plan to make critical decisions in the fourth quarter of 2008 to position the company for success in 2009. We do not have long-term agreements with our customers or sufficient backlog to rely upon when forecasting results, so our future performance is very difficult to predict. Our forward-looking statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Risks and uncertainties that may cause future results to differ include, but are not limited to, transitions in the technologies utilized by OEMs and others (including but not limited to increased use of dual-die and planar solutions and a continuing shift from DDR-1 to DDR-2) and the resulting impact on our business; reduced DRAM pricing and less demand for our products, due to a DRAM oversupply in certain instances; our inability to successfully integrate our acquisitions of Augmentix Corporation and Southland Micro Systems; the potential loss of key employees resulting from acquiring Augmentix and Southland Micro; the risk of diverting management’s time and attention from the normal daily operations of the business to integrate Augmentix and Southland Micro Systems; having significant customer concentration and the impact on our operating results of a material decline in orders from any customer or of a consolidation of our customers; the risk that a competitor or significant customer develops or adopts an alternative solution or competing product; the risk that demand for our solutions is lower than expected; the risk that our average selling prices decline during the period more than we expect because of competitive pressures, substituted products or overall reduced demand for systems that incorporate our technologies; an increased risk associated with the volatility of the price of DRAM, given our increased purchases of DRAM as a result of our acquisition of Southland; the risks that a substantial portion of our revenue depends on the sale of our ruggedized notebook products; the risk that we are dependent on a limited number of suppliers; risks associated with budget constraints of federal, state and local governments that could negatively impact sales of our ruggedized products; risks associated with the failure of our ruggedized products to meet the military specification MIL-STD-810F; the risks associated with expanding into new markets without past experience in those markets and to releasing new products generally; the risk that our new technologies are not completed, tested or accepted in a timely fashion; the risk that we are unable to protect our intellectual property rights; the risk that we are unable to productize or monetize the intellectual property that we develop; the area in Mexico in which we manufacture is subject to earthquakes, fires, flooding and other natural disasters, for some of which we are not insured; the risk that we will be unable to enter into additional license agreements to license our technologies; the risks associated with intellectual property litigation or other litigation; the risk that our customers or we are unable to obtain adequate memory or other materials; the risk that we incur problems in our manufacturing processes or facilities or that we are unable to maintain or improve our manufacturing capacity and turnaround times; risks related to qualifying our current or future products in our customers’ future products; risks related to increasing our royalty-based revenue; risks associated with competing with larger companies and companies with market share where we are targeting expansion; risks related to product liability claims in the event our services and technologies are used in defective products or include defective parts; risks associated with failing to achieve standardization of certain of our products from JEDEC; risks associated with acquiring other businesses or technologies in the future; our inability to identify companies to acquire; the risks of seasonality, to which we are subject; and the risks associated with our dependence on a few key personnel to manage our business effectively.

For a discussion of these and other factors that could impact our financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to our recent filings with the Securities and Exchange Commission, and in particular, our Form 10-K filed on March 14, 2008. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Non-GAAP Financial Measurements

In addition to the GAAP results provided by this document, the company has provided non-GAAP financial measurements that present operating income, net income and earnings per diluted share on a basis excluding non-cash charges for stock-based compensation and amortization and impairment of acquisition intangibles and the associated income tax effect. Details of these excluded items are presented in one of the tables below, which reconcile the GAAP results to non-GAAP financial measurements described in this press release. Also, this press release, the associated tables and the reconciliation from GAAP results to additional non-GAAP financial measurements that may be discussed in the second quarter 2008 earnings conference call can be found on the company’s web site at http://www.entorian.com. Entorian has chosen to provide non-GAAP financial measurements to investors because it believes that excluding certain charges represents a better basis for the comparison of its current results to the results of its peer companies. In addition, the Company believes that it provides a means to highlight the results of core ongoing operations to investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP.

About Entorian Technologies

Entorian Technologies Inc. (NASDAQ:ENTN) is a leading provider of vertical technologies and solutions to OEMs. With an IP portfolio of more than 200 patents and pending patent applications, the company offers high-speed, high-capacity solutions, and technology licensing. Headquartered in Austin, Texas, Entorian operates an ISO-certified manufacturing facility in Reynosa, Mexico. Entorian’s subsidiary, Augmentix Corporation, provides military, enterprise and government customers with mission–critical computing solutions for rugged environments. Augmentix servers and mobile products combine best–in–class technologies and standardized components from industry leader Dell, with proven ruggedization methods from Augmentix. Its rugged systems are environmentally robust and technologically advanced. For more information, go to www.entorian.com and www.augmentix.com.

Entorian is a trademark of Staktek Group LP and Augmentix is a trademark of Augmentix Corporation.

ENTORIAN TECHNOLOGIES INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data; unaudited)

	Three Months Ended
	Sept. 30,	Jun. 30,	Sept. 30,
	2008	2008	2007
Revenue:
Product	$ 17,750	$ 7,677	$ 8,756
License	713	$ 1,236	2,185
Total revenue	18,463	8,913	10,941
Cost of revenue:
Product(1)	16,861	8,382	6,522
Amortization of acquisition intangibles	970	603	1,120
Impairment of acquisition intangibles and fixed assets	3,937	160	-
Total cost of revenue	21,768	9,145	7,642
Gross profit (loss)	(3,305)	(232)	3,299
Operating expenses:
Selling, general and administrative(1)	5,132	2,727	4,101
Research and development(1)	2,089	1,093	1,373
Restructuring	192	214	356
Amortization of acquisition intangibles	165	167	183
Impairment of acquisition intangibles	4,312	-	-
Goodwill impairment	4,952	-	-
Total operating expenses	16,842	4,201	6,013
Loss from operations	(20,147)	(4,433)	(2,714)
Other income (expense):
Interest income	218	352	798
Interest expense	(195)	(3)	(2)
Other, net	6	29	(34)
Total other income, net	29	378	762
Loss before income taxes	(20,118)	(4,055)	(1,952)
Provision (benefit) for income taxes	(528)	(52)	(695)
Net loss	$ (19,590)	$ (4,003)	$ (1,257)
Loss per share:
Basic	$ (0.42)	$ (0.09)	$ (0.03)
Diluted	$ (0.42)	$ (0.09)	$ (0.03)
Shares used in computing loss per share:
Basic	46,852	46,763	46,997
Diluted	46,852	46,763	46,997

(1) Includes stock-based compensation expense as follows:
Cost of revenue	$ 97	$ 84	$ 109
Selling, general and administrative expense	388	494	1,280
Research and development expense	108	111	180
	$ 593	$ 689	$ 1,569

ENTORIAN TECHNOLOGIES INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data; unaudited)

	Nine Months Ended
	Sept. 30,	Sept. 30,
	2008	2007
Revenue:
Product	$ 32,639	$ 23,402
License	3,349	4,456
Total revenue	35,988	27,858
Cost of revenue:
Product(1)	34,156	18,099
Amortization of acquisition intangibles	2,161	3,239
Impairment of acquisition intangibles and fixed assets	4,097	684
Total cost of revenue	40,414	22,022
Gross profit (loss)	(4,426)	5,836
Operating expenses:
Selling, general and administrative(1)	12,088	10,829
Research and development(1)	4,486	4,642
Restructuring	406	356
Amortization of acquisition intangibles	518	459
Impairment of acquisition intangibles	4,312	-
Goodwill impairment	4,952	-
Total operating expenses	26,762	16,286
Loss from operations	(31,188)	(10,450)
Other income (expense):
Interest income	1,076	2,473
Interest expense	(201)	(10)
Other, net	63	(87)
Total other income, net	938	2,376
Loss before income taxes	(30,250)	(8,074)
Provision (benefit) for income taxes	(795)	227
Net loss	$ (29,455)	$ (8,301)
Loss per share:
Basic	$ (0.63)	$ (0.18)
Diluted	$ (0.63)	$ (0.18)
Shares used in computing loss per share:
Basic	46,784	47,274
Diluted	46,784	47,274

(1) Includes stock-based compensation expense as follows:
Cost of revenue	$ 264	$ 320
Selling, general and administrative expense	1,356	3,793
Research and development expense	339	664
	$ 1,959	$ 4,777

ENTORIAN TECHNOLOGIES INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data; unaudited)

	Three Months Ended
	Sept. 30,	June 30,	Sept. 30,
	2008	2008	2007
GAAP loss from operations	$ (20,147)	$ (4,433)	$ (2,714)
Non-GAAP adjustments:
Amortization of acquisition intangibles	1,135	770	1,303
Impairment of acquisition intangibles and fixed assets	8,249	160	-
Goodwill impairment	4,952	-	-
Stock-based compensation expense	593	689	1,569
Total non-GAAP adjustments	14,929	1,619	2,872
Non-GAAP income (loss) from operations	$ (5,218)	$ (2,814)	$ 158

GAAP net loss	$ (19,590)	$ (4,003)	$ (1,257)
Total non-GAAP adjustments affecting income (loss) from operations	14,929	1,619	2,872
Tax adjustment(1)	27	(10)	(642)
Non-GAAP net income (loss)	$ (4,634)	$ (2,394)	$ 973

Shares used in calculating non-GAAP diluted earnings (loss) per share	46,852	46,763	47,877

Non-GAAP diluted earnings (loss) per share	$ (0.10)	$ (0.05)	$ 0.02

(1) The non-GAAP tax adjustment represents the tax effect of the non-GAAP adjustments.

ENTORIAN TECHNOLOGIES INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data; unaudited)

	Nine Months Ended
	Sept. 30,	Sept. 30,
	2008	2007
GAAP loss from operations	$ (31,188)	$ (10,450)
Non-GAAP adjustments:
Amortization of acquisition intangibles	2,679	3,698
Impairment of acquisition intangibles and fixed assets	8,409	684
Goodwill impairment	4,952	-
Stock-based compensation expense	1,959	4,777
Total non-GAAP adjustments	17,999	9,159
Non-GAAP loss from operations	$ (13,189)	$ (1,291)

GAAP net loss	$ (29,455)	$ (8,301)
Total non-GAAP adjustments affecting loss from operations	17,999	9,159
Tax adjustment(1)	35	(267)
Non-GAAP net income (loss)	$ (11,421)	$ 591

Shares used in calculating non-GAAP diluted earnings (loss) per share	46,784	48,043

Non-GAAP diluted earnings (loss) per share	$ (0.25)	$ 0.01

(1) The non-GAAP tax adjustment represents the tax effect of the non-GAAP adjustments.

ENTORIAN TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 14,490	$ 34,013
Investments	1,636	27,912
Accounts receivable, net of allowances of $572 in 2008 and $8 in 2007	9,068	5,681
Inventories	10,825	2,921
Prepaid expenses	789	633
Income tax recoverable	2,473	1,969
Deferred tax asset	143	143
Other current assets	1,389	916
Total current assets	40,813	74,188
Property, plant and equipment, net	6,027	9,212
Long-term investments	6,978	-
Goodwill	4,530	4,953
Other intangible assets, net	12,692	10,826
Other assets	89	234
Total assets	$ 71,129	$ 99,413

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 4,860	$ 3,348
Accrued compensation	1,355	1,428
Accrued liabilities	5,617	3,077
Deferred revenue	2,091	-
Total current liabilities	13,923	7,853
Other accrued liabilities	206	253
Deferred tax liabilities	38	38
Convertible notes payable	3,847	-
Related party convertible notes payable	6,805	-

Redeemable preferred stock; $0.001 par value; 5,000,000 shares authorized	-	-

Stockholders' equity:
Common stock; $0.001 par value; 100,000,000 shares authorized at September 30, 2008 and December 31, 2007; 53,230,669 shares and 52,876,038 shares issued at September 30, 2008 and December 31, 2007, respectively	53	52
Additional paid-in capital	148,816	163,298
Treasury stock, at cost; 6,395,311 shares and 6,172,650 shares at September 30, 2008 and December 31, 2007, respectively	(25,822)	(25,601)
Accumulated other comprehensive income (loss)	(758)	44
Accumulated deficit	(75,979)	(46,524)
Total stockholders' equity	46,310	91,269
Total liabilities and stockholders' equity	$ 71,129	$ 99,413

CONTACT:
Company Contact:
Entorian Technologies Inc.
Kirk Patterson
Senior Vice President and CFO
512-454-9531
investors@entorian.com
or
Investor Contact:
Shelton Investor Relations
Beverly Twing, 972-239-5119 x 126
investors@entorian.com